"EXHIBIT 1"

                            ARTICLES OF INCORPORATION
                                       OF
                                PIONEER RAILCORP


ARTICLE ONE: This Corporation shall be incorporated under the provisions of the Business Corporation Act (Chapter 496A) of the Code of the State of Iowa, and shall have the name "Pioneer Railroad Company, Inc.".


ARTICLE TWO: The duration of this corporation shall be perpetual.


ARTICLE THREE: This corporation shall be organized for the purpose of acquiring, forming, buying, leasing, and/or operating one or railroad lines or railroad-related companies, within and/or without the State of Iowa, and for the transaction of any and all other lawful business for which corporations may be organized under the Iowa Business Corporation Act.


ARTICLE FOUR: The corporation shall have the authority to issue up to 20,000,00 shares, each having a par value of $.001 per share, and each being entitled to one vote.


ARTICLE FIVE: All shares of the Corporation shall be classed as "common", and no shareholder shall have any pre-emptive right to acquire additional shares of the corporation, or treasury shares thereof.


ARTICLE SIX: The initial registered office of the Corporation shall be at the 403 First National Bank Building, Broadway and Main Sts., in the City of Council Bluffs, Pottawattamie County, Iowa. The initial registered agent shall be Mr. John W. Kocourek.


ARTICLE SEVEN: The initial Board of Directors shall consist of five directors, who shall serve until the first annual meeting of shareholders, or until their successors be elected and qualify. The names and addresses of the persons who are to serve as said directors are:

     Name                           Address

GUY L. BRENKMAN         1517 Sunset Dr., East Peoria, Ill. 61611
A. ROBERT JOHNSON       2811 5th. St., Eau Claire, Wisconsin  54703
ORVEL L. COX            1114 Flint St., Red Bud, Ill.  62278
JOSEPH J. SYKES         2731 N. 76th. Ct., Elmwood Park, Ill. 60635
LAUNCELOT D. ERICKSON   P.O. Box 3182, Omaha, Nebraska  68103




ARTICLE EIGHT: The corporation's existence shall begin on the date on which it is incorporated.


ARTICLE NINE: The undersigned incorporators hereby adopt these Articles of Incorporation for Pioneer Railroad Company, Inc.

[Signature of Incorporator, Guy L. Brenkman]


ARTICLE TEN: The Corporation shall have the authority to issue, in accordance with this Article, stock warrants for the purchase of the Company's Class A common stock at the price of $2.00 per share. The warrants shall not have any voting rights, or rights in the event of liquidation or dissolution, and shall be neither redeemable for cash, or callable, and shall have such other terms and conditions upon exercise as the Board of Directors may decide. The Board of Directors shall be authorized to declare, as a dividend to stockholders, warrants for 4,196,084 shares (or so many shares as are outstanding at the close of business June 30, 1995, taking into account the stock split declared that date, be it more or less), and said warrants shall be issued July 1, 1995, or as soon thereafter as the appropriate Securities & Exchange Commission (and any required state security act) filings permit, and shall, if unexercised, expire twenty (20) years after the issue date. The shares purchased with any of said warrants shall be restricted as to resale for a period of one (1) year.


AMENDMENT No. ONE:  The name of the Corporation is "Pioneer Railcorp".


AMENDMENT No. TWO: The Company shall be authorized to issue up to 2,000,000 Class B Common Shares. These shares shall have all of the rights and privileges of the existing Common shares of the Company, except for voting rights. The existing Common shares of the Company shall henceforward be titled "Class A".


IOWA/PRC-ART/06-28-95.